Exhibit 11

AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

SCHEDULE SETTING FORTH COMPUTATION
OF
EARNINGS PER SHARE OF CLASS A STOCK

(Amounts in thousands, except per share data)

	Fiscal Year Ended December 31,

	2003		2002		2001

	(Dollars in thousands)

Weighted average number of shares outstanding:
4% Preferred	132		140		149
6-1/2% Preferred	578		588		615
Class A	19,713		19,538		19,184

BASIC EPS
Net (Loss) income	$8,634	(1)	$(44,265	)(1)	$(7,201	)(1)

Earnings per Class A share	$0.42		$(2.27)		$(0.38)

Shares used in calculation	20,370		19,538		19,184

DILUTED EPS (2)
Net (Loss) income	$8,847		$(44,265)		$(7,201)

Earnings per Class A share	$0.40		$(2.27)		$(0.38)

Share used in calculation:
Basic	19,713		19,538		19,184
4% Preferred	657		--		--

6% Preferred	1,733		--		--
Option	17		--		--

T o t a l	22,120		19,538		19,184

(1)	After deduction of preferred stock dividends of $213, $218 and $227, respectively.
(2)	In 2002 and 2001, the conversion of the 4% and 6-1/2% Preferred Stocks was excluded from the diluted EPS calculation due to the antidilutive effect.

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